EXHIBIT 99.1


                                 [COMPANY LOGO]

FOR IMMEDIATE RELEASE

CONTACT: JOSEPH T. SCHEPERS                                    KATIE BRAZEL
         VICE PRESIDENT, CORPORATE COMMUNICATIONS              FLEISHMAN HILLARD
         (770) 419-3355                                        (404) 739-0150

              CRYOLIFE REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

               STRONG PERFORMANCE OF SURGICAL ADHESIVE, BIOGLUE(R) POSITIVE TREND IN HEART VALVE AND VASCULAR REVENUES
              PROCUREMENT OF TISSUES FROM DONORS INCREASED IN APRIL


ATLANTA (May 1, 2003) CryoLife, Inc. (NYSE: CRY), a human tissue processing and medical device company, today reported financial results for the first quarter of 2003.

     Revenues for the first quarter of 2003 were $15.9 million, compared to $25.5 million in the first quarter of 2002. Net loss for the first quarter of 2003 was $434,000, compared to net income of $3.1 million in the first quarter of 2002. On a fully diluted basis, loss per common share for the first quarter of 2003 was $0.02, as compared to net income per share of $0.16 for the same period in 2002. Total revenues were $15.1 million, excluding a favorable adjustment to estimated tissue recall returns of $848,000. In the first quarter of 2003, there was an estimated $2.3 million that was not included in the cost of tissue preservation services because it related to tissues shipped during the quarter that were written-down in prior periods. If not for these two items, the fully diluted loss per share would have been $0.121.

     BioGlue sales in the first quarter of 2003 increased 33% to $6.5 million compared to $4.9 million in the first quarter 2002 and increased 16% compared to the fourth quarter 2002. BioGlue is approved in the United States for use in adult patients as an adjunct method for open surgical repair of large vessels. It is approved in the European Community and Canada as an adjunct method for surgical repair of vascular and additional soft tissues, including cardiac, dura mater, vascular, pulmonary, abdominal, and gastrointestinal.


____________________________________
(1) The effect of these two items of $0.10 per share is  calculated  as follows:
$848,000 (adjustment to estimated tissue recalls) plus $2.3 million (amount that would have included in cost of preservation services had tissue shipped not previously been written-down) less tax effect of $1.1 million divided by diluted weighted average shares outstanding of 19,634,000. This information is included to provide information comparable to prior periods.

     "We are pleased with the strong performance of BioGlue in the US and Europe. We are on track to achieve full year 2003 sales of $26-27 million, a 25% increase over last year," said Steven G. Anderson, CryoLife President and CEO.

     Tissue processing revenues were $9.1 million, as reported, and $8.3 million, excluding a favorable adjustment to estimated tissue recall returns of $848,000, as compared to $6.3 million in the fourth quarter 2002. Tissue processing revenues, as reported, increased 45%. Excluding the adjustment to recall returns the increase was 31% in the first quarter of 2003 compared to the fourth quarter of 2002. This improvement resulted from a 41% increase in cardiovascular revenue and a 22% increase in vascular revenue excluding the adjustment to recall returns. Including the adjustment to recall returns, cardiovascular revenue increased 44% and vascular revenue increased 46% as compared to fourth quarter of 2002.

     We expect revenues in the second quarter to be between $16.2 and $16.8 million. We expect allograft tissue revenue to be between $9.0 and $9.6 million and BioGlue revenues to be between $6.8 and $7.0 million.

     We are currently in discussions with the FDA regarding the reclassification of certain SynerGraft processed human valves and vascular grafts. The FDA has advised the Company that its SynerGraft heart valves and CryoVein used for AV access will be regulated as medical devices. The Company is in discussions with the FDA about the type of clearances necessary for these products. The Company is not processing tissues using the SynerGraft process at this time.

     Human heart procurement in April increased to more than 300 donors as compared to the first quarter monthly average of 275. Vascular procurement in April was over 325 donors as compared to the first quarterly monthly average of 268.

     As of April 24, 2003 CryoLife had approximately $20.2 million in the aggregate of cash and cash equivalents and marketable securities, and the Company anticipates receiving approximately $8.7 million in tax refunds in early May.

     "The positive trends we are experiencing in tissue procurement and processing revenues, along with continued strong growth of BioGlue revenues, lead us to believe that we will meet our full-year 2003 revenue projection of approximately $70 million. We are confident in the Company's outlook and its ability to maintain its leadership position in processing human tissues implanted for cardiac, vascular, and orthopaedic surgeries," said Steven G. Anderson.

     Mr.  Anderson  will host a  teleconference  and live web cast at 11:15 a.m.
(EST) this morning, May 1. To listen to the live teleconference please dial 973-339-3086 a few minutes prior to 11:15 a.m. No identification number is required. Those interested in listening to a replay of the teleconference may do so by calling (toll free) 877-519-4471 or 973-341-3080. The identification number for the replay is 3868830. The replay will be available May 1 through May 8, 2003. A live webcast can be accessed by going to the Investor Relations section of the CryoLife web site at www.cryolife.com. A replay of the webcast will be available on the CryoLife web site until May 8.

     Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular and vascular surgeries throughout the United States and Canada. The Company's BioGlue(R) Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also manufactures the SynerGraft(R) Vascular Graft, which is CE marked for distribution within the European Community.



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


     Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These future events may not occur as and when expected, if at all, and, together with the Company business, are subject to various risks and uncertainties. Such risks and uncertainties include that revenues may not meet expectations, that the Company may not commence distribution of orthopaedic tissue this quarter, that demand for CryoLife preserved tissues, particularly orthopaedic tissues, may never return to prior levels and physicians and hospital risk managers may be unwilling to approve the use of Company-processed tissues, the possibility that the FDA could impose additional restrictions on the Company's distribution of orthopaedic tissues, FDA regulation of the Company's CryoValve SG and CryoVein SG or other tissues and products may require premarketing approvals that the Company does not have and may not be able to obtain without great time and expense, if at all, the Company may not have sufficient borrowing or other capital availability to fund its business over the long-term, current and future litigation may not be resolved within the limits of the Company's insurance policies or may otherwise be resolved in a matter that is materially adverse to the Company, the possibility that current severe decreases in the Company's revenues and working capital will continue, the possibility that CryoLife will not satisfactorily address the observations contained in the most recent Form 483 issued by the FDA, changes in laws and governmental regulations applicable to CryoLife and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2002, and the Company's other SEC filings.



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


                                 CRYOLIFE, INC.
                         Unaudited Financial Highlights
                        (In thousands, except share data)


                                                        Three Months Ended
                                                               March 31,
                                                   -----------------------------
                                                       2003              2002
                                                   ------------    -------------

Revenues:
   Human tissue preservation services               $    9,130      $    20,238
   Products                                              6,599            5,065
   Distribution and grant                                  191              168
                                                   ------------    -------------
       Total revenues                                   15,920           25,471

Costs and expenses:
   Human tissue preservation services                    2,443            8,063
   Products                                              1,641            2,235
   General, administrative, and marketing               11,592            9,478
   Research and development                                917            1,153
   Interest expense                                        132              192
   Interest income                                        (131)            (298)
   Other expense, net                                      (26)             (56)
                                                   ------------    -------------
       Total costs and expenses                         16,568           20,767

   (Loss) earnings before income taxes                    (648)           4,704
   Income tax (benefit) expense                           (214)           1,600
                                                   ------------    -------------
Net (Loss) income                                   $     (434)     $     3,104
                                                   ============    =============

(Loss) earnings per share:
   Basic                                            $    (0.02)     $      0.16
                                                   ============    =============
   Diluted                                          $    (0.02)     $      0.16
                                                   ============    =============

Weighted average shares outstanding:
   Basic                                                19,634           19,096
                                                   ============    =============
   Diluted                                              19,634           19,796
                                                   ============    =============

Revenues from:
   Cardiovascular                                   $    4,725      $     7,307
   Vascular                                              4,255            7,017
   Orthopaedic                                             150            5,914
                                                   ------------    -------------
       Total cryopreservation                            9,130           20,238
                                                   ------------    -------------

   BioGlue                                               6,494            4,873
   Implantable medical devices                             105              192
   Distribution and grant                                  191              168
                                                   ------------    -------------
       Total revenues                               $   15,920      $    25,471
                                                   ============    =============

International revenues                              $    1,710      $     1,662
Domestic revenues                                       14,210           23,809
                                                   ------------    -------------
       Total revenues                               $   15,920      $    25,471
                                                   ============    =============


                                 CRYOLIFE, INC.
                              Financial Highlights
                                 (In thousands)


                                                   Unaudited          Audited
                                                    March 31          Dec. 31
                                                      2003              2002
                                                   -----------      -----------

Cash and cash equivalents
  and marketable securities, at market             $    20,225      $    24,860
Trade receivables, net                                   7,769            6,930
Other receivables, net                                   9,090           11,824
Deferred preservation costs, net                         7,564            4,332
Inventories                                              4,703            4,585
Total assets                                           100,548          106,414
Shareholders' equity                                    79,326           79,800



                  For additional information about the company,
                           visit CryoLife's web site:
                             http://www.cryolife.com

                                       END